Exhibit 99.1

Redpoint Bio Reports Three Months and Six Months 2009 Results

EWING, N.J., August 13, 2009 (BUSINESS WIRE) — Redpoint Bio Corporation (OTCBB:RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced financial and operational results for the three months and six months ended June 30, 2009. Redpoint had approximately $10.0 million in cash, cash equivalents and marketable securities at June 30, 2009.

For the three months and six months ended June 30, 2009, Redpoint recorded revenue of $0.8 million and $1.9 million, respectively.  The revenues were primarily from the Company’s collaboration with Givaudan.  As previously announced, Givaudan terminated its collaboration with the Company effective May 1, 2009.  For the three months and six months ended June 30, 2008, Redpoint recorded revenue of $1.0 million and $1.9 million, respectively.

Research and development expenses for the second quarter of 2009 were $1.5 million, compared to $2.2 million for the second quarter of 2008. Research and development expenses for the six months ended June 30, 2009 were $3.4 million, compared to $4.2 million in the same period of 2008. The decrease in expenses was primarily attributable to the reductions in staff that the Company announced in February and May of 2009.

Redpoint reported a net loss for the second quarter of 2009 of $2.1 million, or $0.03 per share, compared to $2.6 million, or $0.03 per share, for the second quarter of 2008.

The net loss for the six months ended June 30, 2009 was $4.6 million, or $0.06 per share, compared to $5.1 million, or $0.06 per share, for the six months ended June 30, 2008.

“In June 2009, we announced that we had identified an all-natural sweetness enhancer, RP44,” stated Dr. Ray Salemme, Chief Executive Officer of Redpoint. “Taste tests conducted by an independent research laboratory demonstrate that RP44 enables the reduction of up to 25% of the caloric sweeteners in product prototypes, while maintaining the taste quality of the fully sweetened product. As a result, we believe RP44 has the potential to reduce overall ingredient costs for manufacturers while creating a healthier product for consumers due to lower calorie content.  RP44 has demonstrated enhancement results with several common sweeteners including sucrose (sugar), fructose and high-fructose corn syrup.”

As a result of these studies, the Company initiated development activities for RP44. Redpoint intends to develop RP44 through the GRAS (Generally Recognized as Safe) determination/notification process. The GRAS process involves extensive testing to ensure safety in use and usually requires 12-18 months to complete. RP44 is intended to be used in relatively small quantities in concert with nutritive sweeteners. It acts by amplifying the sweetness intensity thereby reducing the amount of nutritive sweetener required, while retaining the desirable temporal characteristics and “clean sweet taste” associated with sugar.

“We are seeking a potential partner for RP44 and we remain optimistic about the potential value proposition this compound has for Redpoint Bio,” commented Dr. Salemme.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics.  For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern 646-378-2922

or

Redington, Inc.
Thomas Redington, 212-926-1733

 (financial tables follow)

Redpoint Bio Corporation

(A Development-Stage Enterprise)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009

Research and grant revenue	$1,031	$810	$1,940	$1,868

Operating expenses:
Research and development	2,173	1,486	4,158	3,407
General and administrative	1,587	1,367	3,220	3,026
Total operating expenses	3,760	2,853	7,378	6,433
Operating loss	(2,729)	(2,043)	(5,438)	(4,565)
Interest income	147	46	380	102
Interest expense	(12)	(66)	(28)	(118)
Net loss	$(2,594)	$(2,063)	$(5,086)	$(4,581)

Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.06)	$(0.06)

Weighted average common shares outstanding	79,462	79,496	79,391	79,496

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	June 30, 2009

Cash and cash equivalents	$3,131	$6,268
Marketable securities	11,297	3,762
Other current assets	453	219
Property and equipment, net	1,240	961
Other assets	322	327
Total assets	$16,443	$11,537

Current liabilities	$2,089	$1,905
Long-term liabilities	1,148	966
Deferred revenue, less current portion	279	—
Stockholders’ equity	12,927	8,666
Total liabilities and stockholders’ equity	$16,443	$11,537